Exhibit 2.1

SIXTH AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Sixth Amendment to Business Combination Agreement (this “Amendment”) is entered into as of October 23, 2024, by and among Iris Acquisition Corp, a Delaware corporation (the “SPAC”), Iris Parent Holding Corp., a Delaware corporation (“ParentCo”), and Liminatus Pharma, LLC, a Delaware limited liability company (the “Company”). Each of SPAC, ParentCo, and the Company is also referred to herein as a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, the Parties, along with Liminatus Pharma Merger Sub, Inc., a Delaware corporation, and SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated November 30, 2022 (the “BCA”);

WHEREAS, the Parties previously entered into that certain Amendment to Business Combination Agreement, dated June 1, 2023, to, among other things, extend the Outside Date (as defined in the BCA) to September 11, 2023;

WHEREAS, the Parties previously entered into that certain Second Amendment to Business Combination Agreement, dated August 14, 2023, to among other things, extend the Outside Date (as defined in the BCA) to March 9, 2024;

WHEREAS, the Parties previously entered into that certain Third Amendment to Business Combination Agreement, dated March 9, 2024, to among other things, extend the Outside Date (as defined in the BCA) to July 31, 2024;

WHEREAS, the Parties previously entered into that certain Fourth Amendment to Business Combination Agreement, dated July 19, 2024, to among other things, extend the Outside Date (as defined in the BCA) to September 3, 2024;

WHEREAS, the Parties previously entered into that certain Fifth Amendment to Business Combination Agreement, dated August 16, 2024, to among other things, extend the Outside Date (as defined in the BCA) to December 31, 2024;

WHEREAS, the Parties desire to further amend the BCA to, among other things, reduce the Company Merger Consideration, amend the Cap, and reduce the number of Merger Shares, each as defined in the BCA; and

WHEREAS, Section 11.1 of the BCA provides that the BCA may only be amended by a written instrument executed by SPAC, ParentCo, and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the BCA, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1.            Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the BCA.

2.            Amendments to BCA.

(a)            Section 1.1 - Definitions. Section 1.1 of the BCA is hereby amended by restating each of the following defined terms in its entirety to read as follows:

“Company Merger Consideration” means One Hundred Seventy-Five Million Dollars ($175,000,000).

“Licensed Intellectual Property” means all Intellectual Property that (i) is the subject of any agreement granting or purporting to grant a license or any other rights to the Company or its Affiliates, whether directly or indirectly, e.g., via the grant of a sublicense or (ii) is purported by the Company to be licensed to it or otherwise available for its use in the development and commercialization of Products, including the InnoBation License.

“Merger Shares” means 17,500,000 ParentCo Shares, based on a pre-money enterprise valuation of the Company of $175,000,000 at $10.00 per share.

“Products” means the CD47 Product and any companion diagnostics. “SPAC Operating Expenses” has the meaning set forth in the definition of

SPAC Transaction Expenses.

“SPAC Transaction Expenses” means, without duplication, all out-of- pocket fees and expenses of SPAC incurred in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the Proxy/Registration Statement and the consummation of the transactions contemplated hereby and thereby, including (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of SPAC’s financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees or any other accrued and unpaid fees incurred by SPAC in connection with its initial public offering), (ii) all operating costs, including without limitation the D&O Tail Policies and the Extension Capital (the items included in this subsection (ii), the “SPAC Operating Expenses”), up to an amount equal to Five Million Dollars ($5,000,000) (the “Cap”), (iii) that certain intercompany obligation to Arrow Capital DIFC Ltd., in the amount of $75,000 (the “Intercompany Indebtedness”), and (iv) the principal amount and all unpaid and accrued interest on that certain Second Amended and Restated Promissory Note between the Company and SPAC, dated August 2, 2024 (as may be further amended from time to time); provided, that the Cap, as finally determined in accordance with the above, shall be subject to adjustment on a dollar for dollar basis in accordance with Section 8.17; provided, further, that the Cantor Fees and any additional Indebtedness of SPAC incurred as of the date hereof for working capital purposes of shall not constitute SPAC Transaction Expenses.

“Viral Gene Assignment” means that certain Assignment of Contract by and between Viral Gene and the Company dated as of April 10, 2020.

(b)            Section 4.1(a)(iv) – Conditions to the Obligations of the Parties at Closing (Net Tangible Assets). Section 4.1(a)(iv) of the BCA is hereby deleted in its entirety and replaced with “Reserved.”

(c)            Section 4.1(b)(iii) – Conditions to Obligations of SPAC. Section 4.1(b)(iii) of the BCA is hereby amended and restated in its entirety to read as follows:

“(iii) Material Adverse Effect. Except as disclosed in the Proxy/Registration Statement, since the Effective Date, there has been no Material Adverse Effect which is continuing and uncured.”

(d)            Sections 4.1(b) – Conditions to Obligations of SPAC. Each of Sections 4.1(b)(ix)(B) and (xii) of the BCA is hereby deleted in its entirety and replaced with “Reserved.”

(e)            Sections 4.1(b) – Conditions to Obligations of SPAC. A new Section 4.1(b)(xiv) shall be inserted into the BCA and read as follows:

“(xiv) Acknowledgement of Viral Gene. SPAC shall have received an acknowledgement from Viral Gene stating that the obligations of the parties thereto, including ParentCo and the Company, under, or pursuant to, the Viral Gene Assignment have been satisfied or terminated and that no obligations of any party thereto, including ParentCo and the Company, under the Viral Gene Assignment remain outstanding.”

(f)            Section 5.11(a) – Intellectual Property. Section 5.1(a) of the BCA is hereby amended and restated in its entirety to read as follows:

“(a)  Pursuant to the InnoBation License, the Company has been granted worldwide Intellectual Property rights to the Products as set forth in each license.”

(g)            Section 6.8 – Listing. Section 6.8 of the BCA is hereby amended and restated in its entirety to read as follows:

“The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act. As of the Effective Date, there is no Proceeding or investigation pending or, to the Knowledge of SPAC, threatened against SPAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on the NASDAQ. Other than as contemplated by this Agreement, SPAC has taken no action that is designed to voluntarily terminate the registration of SPAC Class A Shares under the Securities Exchange Act. As of the Effective Date, SPAC has not received any written or, to the Knowledge of SPAC, oral deficiency notice from NASDAQ relating to the continued listing requirements of SPAC Class A Shares that, if required to be disclosed, has not been publicly disclosed.”

(h)            Section 8.3 – Listing. Section 8.3 of the BCA is hereby amended and restated in its entirety to read as follows:

“During the Pre-Closing Period, SPAC shall use its commercially reasonable efforts to ensure that the SPAC Class A Shares are continually quoted for public trading on a nationally recognized medium of no less significance than the OTC Pink Market or any national securities exchange acceptable to the Company; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NASDAQ only the ParentCo Common Stock and the ParentCo Public Warrants.”

(i)             Section 8.17 – Payments to Sponsor. Section 8.17 of the BCA is hereby amended and restated in its entirety to read as follows:

“Section 8.17 Payments to Arrow Capital, Mauritius.

If the SPAC Operating Expenses at the Closing are less than $5,000,000, the Company shall, at, or promptly following the Closing, pay $250,000 to Arrow Capital, Mauritius.”

Section 8.18 – Post-Closing Issuance. Section 8.18 of the BCA is hereby deleted in its entirety and replaced with “Reserved.”

(j)             Section 8.19 – International New Drug Application. Section 8.19 of the BCA is hereby deleted in its entirety and replaced with “Reserved.”

(k)            Section 10.1(g) – Termination. Section 10.1(g) of the BCA is hereby amended and restated in its entirety to read as follows:

“(g)  by the Company by written notice to SPAC if SPAC fails, at any time prior to the Effective Time, to maintain the listing of publicly traded Equity Securities of SPAC on a nationally recognized medium of no less significance than the OTC Pink Market or any national securities exchange acceptable to the Company;”

(l)            Company Disclosure Schedules. Section 4.1(b)(xiii) and Section 8.16 of the Company Disclosure Schedules are hereby amended and restated in their entirely as attached hereto.

3.            Effect on BCA. Except as set forth in this Amendment, all of the terms, covenants, agreements, and conditions of the BCA shall remain in full force and effect in accordance with its original terms.

4.            Prior Agreements. This Amendment supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

5.            Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereto that would call for the application of the laws of any other jurisdiction.

6.            Counterparts, Facsimile Signatures. This Amendment may be executed in any number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one and the same Amendment. Signatures transmitted by electronic means such as email or facsimile shall have the same legal effect as an original signature hereto.

[Signature page to follow.]

IN WITNESS WHEREOF, this Sixth Amendment to Business Combination Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

SPAC

Iris Acquisition Corp

By:	/s/ Sumit Mehta
Name: Sumit Mehta
Title: Chief Executive Officer

COMPANY

Liminatus Pharma, LLC

By:	/s/ Chris Kim
Name: Chris Kim
Title: CEO, Secretary and Treasurer

PARENTCO

Iris Parent Holding Corp.

By:	/s/ Chris Kim
Name: Chris Kim
Title: CEO, Secretary and Treasurer

Signature Page to Sixth Amendment to Business Combination Agreement